Exhibit 2.1

AMENDMENT TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Amendment to Agreement and Plan of Merger and Reorganization (this “Amendment”) is entered into as of April 11, 2014 by and among Wireless Ronin Technologies, Inc., a Minnesota corporation (“Parent”), Broadcast Acquisition Co., a Utah corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Broadcast International, Inc. a Utah corporation (the “Company”).

WHEREAS, on March 5, 2014, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Merger Agreement pursuant to Section 9.1 of the Merger Agreement, upon the terms set forth herein, and the respective boards of directors of the Company and Parent has approved this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement.  In addition, the following defined terms shall be amended as follows:

(a)           The defined term “Company Fully Diluted Common Stock” is hereby deleted in its entirety and replaced with the following:

“Company Fully Diluted Common Stock” means a number of shares equal to the sum of (a) the issued and outstanding shares of Company Common Stock as of the applicable date (including Company Restricted Stock), and (b) the number of shares of Company Common Stock that are issuable upon the exercise, conversion or exchange of any Company Options, Company Warrants and other rights or securities of any kind exercisable for, convertible into or exchangeable for Company Common Stock, including without limitation Company RSUs and those issued in connection with the Company Debt Settlements (whether or not such rights or securities are vested, conditioned, contingent or otherwise limited as to exercisability in any way), but shall exclude the shares of Company Common Stock issuable upon the exercise of Fully Offset Options, Disclosed Company Options and Disclosed Company Warrants.

(b)           The following defined terms are hereby added to Exhibit A of the Merger Agreement:

“Disclosed Company Options” means those Company Options set forth on Part 2.3 of the Company Disclosure Schedule (and no other items set forth thereon).

“Disclosed Company Warrants” means those Company Warrants set forth on Part 2.3 of the Company Disclosure Schedule (and no other items set forth thereon).

2.           Board of Directors and Officers of the Combined Company.  Section 1.4(c) and Schedule 5.11 of the Merger Agreement is hereby amended to replace “Darin P. McAreavey, Senior Vice President and Chief Financial Officer” with “John J. Walpuck III, Chief Financial Officer and Chief Operating Officer.”

3.           Representations and Warranties.  Each of the parties represents and warrants that (a) it has the corporate right, power and authority to enter into and to perform its obligations under this Amendment, and (b) assuming the due authorization, execution and delivery of this Amendment by the other parties, this Amendment constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, the relief of debtors and creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.           No Other Modification.  Except as expressly set forth herein, the Merger Agreement shall remain in full force and effect and shall not be modified by this Amendment.

5.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the Legal Requirements of the State of Minnesota, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of Legal Requirements thereof.

6.           Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Amendment may be executed in separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Amendment.

Signature Page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Name:	Rodney M. Tiede
Title:	President

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President and Chief Executive Officer

BROADCAST ACQUISITION CO.

By:	/s/ Scott W. Koller
Name:	Scott W. Koller
Title:	President